Warrant Agreement

Between

Eastside Distilling, Inc.

And

Pacific Stock Transfer company

Dated as of August 10, 2017

WARRANT AGREEMENT

This Agreement is between Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Pacific Stock Transfer Company, a Nevada corporation (the “Warrant Agent”).

The Company, at or about the time that it is entering into this Agreement, proposes to issue and sell to investors in a public offering (the “Public Offering”) up to 1,380,000 units, including 180,000 units that may be issued upon exercise of the underwriter’s option to purchase additional units to cover over-allotments (together with the additional units issuable as provided herein, the “Units”). Each Unit consists of (i) one share of common stock, $0.0001 par value, of the Company and (ii) one redeemable warrant (each a “Warrant,” collectively, the “Warrants”). Each Warrant is exercisable to purchase one share of common stock upon the terms and conditions and subject to adjustment in certain circumstances, all as set forth in this Agreement.

The Company also will issue to the underwriters in the Public Offering warrants to purchase up to 120,000 Units (the “Underwriters’ Warrants”). Taking into account the Warrants that be may sold to the public as part of the Units, along with the Warrants underlying the Underwriters’ Warrants, the Company will issue up to 1,500,000 Warrants, entitling the holders thereof to purchase up to an aggregate of 1,500,000 shares of the Company’s common stock.

The Company wishes to retain the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with (a) the issuance of the Warrants (b) the exercise of the Warrants. “Book Entry” refers to Warrants that have been transferred out of the FAST system where the Warrant Holder’s personal information is shown directly on the Warrant Agents records rather than on the DTCC FAST balance.

The Company and the Warrant Agent wish to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the holders thereof (each a “Warrant Holder,” collectively, the “Warrant Holders”) and to set forth the respective rights and obligations of the Company and the Warrant Agent. Each Warrant Holder is an intended beneficiary of this Agreement with respect to the rights of Warrant Holders set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.	Warrants. Each Warrant will entitle the registered holder of a Warrant to purchase from the Company one share of Company common stock, $0.0001 par value per share (each a “Share,” collectively, the “Shares”) at $5.40 per Share (120% of the public offering price of the Units). The exercise price for each Warrant is referred to herein as the “Exercise Price.” The Exercise Price is subject to adjustments as provided in Section 13 hereof. A Warrant Holder may exercise all or any number of Warrants provided that such exercise results the purchase of a whole number of Shares.

2.	Exercise Period. The Warrants may be exercised at any time after initial issuance through and including 5:00 p.m., Pacific Time on August 10, 2022 (“Expiration Date”). After the Expiration Date, any unexercised Warrants will be void and all rights of Warrant Holders shall cease; provided, however, the Company may, in its sole discretion, extend the Exercise Period and delay the Expiration Date by providing not less than 10 days’ prior notice, which may be in the form of a press release, of such extension.

3.	Issuance and Execution of Warrants. Warrants shall be issued in book-entry form only, the terms of which are set forth in Exhibit A attached hereto.

4.	Registration of Transfer and Exchanges. The Warrant Agent shall from time to time register the transfer of any outstanding Warrant upon records maintained by the Warrant Agent as a Book Entry for such purpose upon surrender of such Warrant to the Warrant Agent for transfer by the participating broker, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney. Upon any such registration of transfer, a new Warrant book share statement shall be issued in the name of and to the transferee, and the surrendered Book Entry Warrant shall be cancelled if one exists or removed from the FAST balance if coming from a participating broker or DTCC.

5.	Exercise of Warrants.

	(a)	Subject to the terms of the Warrants, any Warrant may be exercised from time to time during the exercise period. The Warrants shall be exercised by the Warrant Holder by delivering to their Broker or directly to the Warrant Agent if their shares have been previously converted to Book Entry (i) with the exercise form duly completed and executed (or by providing such other notice of exercise made available by the Company), and (ii) the Exercise Price for each Share to be purchased in cash, by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. Notwithstanding the foregoing, the Company will extend a three-day “protect” period after the Expiration Date so that any Warrant for which notice of exercise is received in the three business days prior to and including the Expiration Date shall be deemed exercised so long as the Exercise Price is received by the Warrant Agent no more than three business days after the notice of exercise.

	(b)	Upon receipt of an exercise form thereon duly executed with an SCL request from DTCC or letter of instruction if Book Entry has been established, together with payment in full of the Exercise Price for the Shares for which Warrants are then being exercised, the Warrant Agent shall requisition from the transfer agent for the Shares, and upon receipt thereof shall make delivery of, certificates evidencing the total number of whole Shares for which Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder. Such certificates for the Shares shall be deemed to be issued, and the person whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the transfer of such Warrant.

	(c)	If the Warrant holder has a Book Entry account with the Warrant Agent and less than all of a Warrant Holder’s Warrants are exercised upon a single occasion, a new Warrant Statement for the balance of the Warrants not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date. If the Exercise Notice was presented by the participating broker or DTCC and the Warrant Holder does not have a Book Entry position with the Warrant Agent, the remaining Warrants will continue to be on the record of the presenting participating broker or DTCC.

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	(d)	Upon the exercise of any Warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank. All funds deposited in the escrow account will be disbursed on a weekly basis, or other mutually agreed to time frame, to the Company once they have been determined by the Warrant Agent to be collected funds. Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised Warrants to be issued.

	(e)	Expenses reasonably incurred by the Warrant Agent will be paid by the Company, however, if Exercise Notices come in from a broker or DTCC, the Broker will be responsible for these expenses, including delivery of Share certificates to the stockholder. If the broker or DTCC refuses to make a timely payment to the Warrant Agent, then Warrant Agent reserves the right to bill the Company directly. The expenses to be paid to the Warrant Agent for the exercise will be in a separate check or wire from the Exercise Price. A detailed accounting statement relating to the number of Warrants exercised, name of registered Warrant Holder and the net amount of exercised funds remitted will be given to the Company with the payment of each exercise amount.

6.	Redemption of Warrants.

	(a)	Beginning November 8, 2017, outstanding Warrants may be redeemed at the option of the Company, in whole or in part on a pro-rata basis, by giving not less than 30 days’ prior notice as provided in Section 7(c) below, which notice may not be given before, but may be given at any time after the date on which the closing price of the Company’s common stock on the principal exchange or trading facility on which it is then traded has equaled or exceeded $7.65 (170% of the public offering price of the Units) for five consecutive trading days.

	(b)	The price at which Warrants may be redeemed (the “Redemption Price”) is $0.15 per Warrant. On and after the date upon which the Warrants are redeemed by the Company (the “Redemption Date”) the Warrant Holders of redeemed Warrants shall be entitled to payment of the Redemption Price upon surrender of the Warrant by the participating broker or DTCC of such redeemed Warrants to the Warrant Agent (on behalf of the Company) at the office of the Warrant Agent. If the Company intends to redeem Book Entry Warrants that are listed on the Warrant Agent’s records, the Company shall notify such Warrant Holder of such intent to Redeem their Warrant and send appropriate documentation effecting such action needed directly to Warrant Agent as Warrant Agent determines necessary.

	(c)	Notice of redemption of Warrants shall be given at least 30 days’ prior to the Redemption Date by the Company (i) notifying the Warrant Agent in writing of such redemption, (ii) notifying the Warrant Holders of such redemption via publication of a press release and (iii)taking such other steps as may be required under applicable law.

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(d)	From and after the Redemption Date, all rights of the Warrant Holders with respect to the redeemed Warrants (except the right to receive the Redemption Price) shall terminate, but only if (i) no later than one day prior to the Redemption Date the Company shall have irrevocably deposited with the Warrant Agent as paying agent a sufficient amount to pay on the Redemption Date the Redemption Price for all Warrants called for redemption and (ii) the notice of redemption shall have stated the name and address of the Warrant Agent and the intention of the Company to deposit such amount with the Warrant Agent no later than one day prior to the Redemption Date. Notwithstanding the foregoing, the Company will extend a three-day “protect” period beginning on and continuing two days after the Redemption Date so that any Warrant for which notice of exercise is received in the three business days prior to the Redemption Date shall be deemed exercised so long as the Exercise Price is received by the Warrant Agent no more than three business days after the notice of exercise is delivered to the Warrant Agent.

(e)	On the Redemption Date, the Warrant Agent shall pay to the Warrant Holders of record of redeemed Warrants all monies received by the Warrant Agent for the redemption of Warrants to which the Warrant Holders of record of such redeemed Warrants who shall have surrendered their Warrants are entitled. The Warrant Agent shall have no obligation to pay for the redemption of Warrants except to the extent that funds for such payment have been provided to it by the Company.

(f)	All amounts deposited with the Warrant Agent that are not required for redemption of Warrants may be withdrawn by the Company. Any amounts deposited with the Warrant Agent that shall be unclaimed after six months after the Redemption Date shall be redelivered back to the Company, and thereafter the Warrant Holders called for redemption for which such funds were deposited shall look solely to the Company for payment, it being understood that the Warrant Agent shall be under no obligation to report or remit unclaimed property to appropriate states in compliance with applicable law. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services hereunder will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time.

(g)	If the Company fails to make a sufficient deposit with the Warrant Agent as provided above, the Warrant Holder called for redemption may at the option of the Warrant Holder (i) by notice to the Company declare the notice of redemption a nullity as to such Warrant Holder, or (ii) maintain an action against the Company for the Redemption Price. If the Warrant Holder brings such an action, the Company will pay reasonable attorneys’ fees of the holder. If the Warrant Holder fails to bring an action against the Company for the Redemption Price within 60 days after the Redemption Date, the Warrant Holder shall be deemed to have elected to declare the notice of redemption to be a nullity as to such Warrant Holder and such notice shall be without any force or effect as to such Warrant Holder. Except as otherwise specifically provided in this paragraph 7(g), a notice of redemption, once published by the Company as provided in paragraph7(c) shall be irrevocable.

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(h)	Notwithstanding anything to the contrary in this Section 7, the Company may not provide notice of any redemption pursuant to this Section 7 at any time at which the Warrants are not currently exercisable as a result of the application of Section 11. If, during the period between notice of redemption and the Redemption Date, the Warrants become not currently exercisable as a result of the application of Section 11, the Redemption Date shall be extended to be the tenth business day after such restriction on exercise lapses.

7.	Taxes. The Company will pay all taxes attributable to the initial issuance of Shares upon exercise of Warrants. The Company shall not, however, be required to pay any tax that may be payable in respect to any transfer involved in any issue of Warrant or in the issue of any certificates of Shares in the name other than that of the Warrant Holder upon the exercise of any Warrant.

8.	Reservation of Shares. For the purpose of enabling the Company to satisfy all obligations to issue Shares upon exercise of the Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of the Warrants and such Shares will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens, charges and security interests with respect to the issue thereof.

9.	Governmental Restrictions. If any Shares issuable upon the exercise of Warrants require registration or approval of any governmental authority, the Company will use all commercially reasonable efforts to cause such Shares to be duly registered, or approved, as the case may be, and, to the extent practicable, take all such action in anticipation of and prior to the exercise of the Warrants, including, without limitation, filing any and all post-effective amendments to the Company’s Registration Statement on Form S-1 (Registration No. 333-215848) necessary to permit a public offering of the Shares underlying the Warrants at any and all times during the term of this Agreement; provided, however, that in no event shall such Shares be issued, and the Company is authorized to refuse to honor the exercise of any Warrant, if such exercise would result, in the opinion of the Company’s Board of Directors, upon advice of counsel, in the violation of any law. In the case of Warrants exercisable solely for securities listed on a securities exchange or for which there are at least three independent market makers, in lieu of obtaining such registration or approval, the Company may elect to redeem Warrants submitted to the Warrant Agent for exercise for a price equal to the difference between the aggregate low asked price, or closing price, as the case may be, of the securities for which such Warrants are exercisable on the date of such submission and the Exercise Price of such Warrants. In the event of such redemption, the Company will pay to the holder of such Warrants the above-described redemption price in cash within 10 business days after receipt of notice from the Warrant Agent that such Warrants have been submitted for exercise. If, at the Expiration Date, the Warrants are not currently exercisable as a result of the provisions of this paragraph, the Expiration Date shall be extended to a date that is 30 calendar days following notice to the Warrant Holders that the Warrants are again exercisable and references to the Expiration Date herein shall thereafter refer to such extended Expiration Date.

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10.	Adjustments.

	(a)	If prior to the exercise of any Warrants, the Company shall have effected one or more stock splits, stock dividends or other increases or reductions of the number of shares of its common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock subject to the Warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately increased, and the Exercise Price payable per Share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately reduced and the Exercise Price payable per Share shall be proportionately increased.

	(b)	The Company may, in its sole discretion, lower the Exercise Price at any time prior to the Expiration Date for a period of not less than 20 days.

11	Notice to Warrant Holders. Upon any adjustment as described in Section 12, the Company shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, (ii) cause notice of such adjustments to be given to the Warrant Holders of record, which notice may be by publication of a press release and by taking such other steps as may be required under applicable laws. Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate any corporate action taken by the Company.

12.	No Fractional Warrants or Shares. The Company shall not be required to issue fractions of Shares issuable upon exercise of the Warrants, upon the reissue of Warrants, or any adjustments as described in Section 12 or otherwise; in lieu of issuing any such fractional interest, the Company shall, in its sole discretion, round up or down to the nearest full Share issuable upon exercise of the Warrant. If the total Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up or down to the nearest full share as dictated and allowed by law including State statutes of reorganization.

13.	Rights of Warrant Holders. No Warrant Holder, as such, shall have any rights of a stockholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in the Warrant. The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Warrant as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

14.	Warrant Agent. The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company, as well as each Warrant Holder, by acceptance of such Warrant Holder’s Warrants, shall be bound:

	(a)	Statements contained in this Agreement and in the Warrant shall be taken as statements of the Company. The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

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(b)	The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company’s covenants contained in this Agreement or in the Warrants.

(c)	The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action reasonably taken, suffered or omitted by it hereunder in good faith or in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

(d)	The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action reasonably taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e)	The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent pursuant to this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind or nature incurred by the Warrant Agent in connection with services rendered by the Warrant Agent pursuant to this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, incurred in connection with services rendered by the Warrant Agent pursuant to this Agreement, except in each case as a result of the Warrant Agent’s gross negligence, bad faith or willful misconduct.

(f)	The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred in connection with such action, suit or legal proceeding, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may reasonably consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interest may appear.

(g)	The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may, subject to compliance with applicable laws, buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h)	The Warrant Agent shall not be responsible for calculating conversion prices but shall rely upon prompt and accurate information provided to them by either the presenting party, broker, DTCC and verified with the Company.

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15.	Successor Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder with the same powers, rights, responsibilities and obligations of the Warrant Agent without the execution or filing of any paper or any further act of a party or the parties hereto. In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent.

16.	Change of Warrant Agent. The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, by giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then the Company agrees to perform the duties of the Warrant Agent hereunder until a successor Warrant Agent is appointed. After appointment and execution of a copy of this Agreement in effect at that time, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it thereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer. Failure to give any notice provided for in the section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be. However, if the Warrant Agent, in good faith, believes that any exercise, issuance or any other breach of the provisions of this agreement or its any other contract it has with the Company may be in violation of any rule or law, or pose any breach of its fidelity, fiduciary or ethical standards, the Warrant Agent may resign immediately without a 30 day notice to the Company.

17.	Notices. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by facsimile, mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

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To the Company:
Eastside Distilling, Inc.
2150 SE Hanna Harvester Drive
Portland, OR 97222 Attn: Chief Executive Officer
Facsimile: (866) 554-0271

To the Warrant Agent:
Pacific Stock Transfer Company
6725 Via Austi Parkway, Suite 300
Las Vegas, NV 89119
Attn: Michelle Husted
Facsimile: (702) 361-3033

Except as otherwise provided in this Agreement, any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Warrant Book Entry maintained by the Warrant Agent or for those shareholders holding shares in “Street Name” through DTCC or any broker dealer/clearing agency, may be notified through standard forms of communication in such instances as used in standard practice

18.	Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable. In furtherance of the foregoing, the Company may extend the duration of the Exercise Period and/or lower the Exercise Price pursuant to Sections 2 and 12, respectively, without the consent of the Warrant Holders.

19.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20.	Termination. This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Warrants have been exercised or redeemed; provided, however, that if exercise of the Warrants is suspended pursuant to Section 11 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following the expiration of such suspension. The provisions of Section 16 shall survive such termination.

21.	Governing Law. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be construed in accordance with the laws of said State.

22.	Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent or the registered holders of the Warrants any legal or equitable right, remedy or claim under this Agreement.

23.	Counterparts. This Agreement may be executed in any number of counterparts and the signatures delivered by facsimile or electronic means (e.g., PDF), each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized.

Date: August 10, 2017

Eastside Distilling, Inc.

By:	/s/ Grover T. Wickersham
Name:	Grover T. Wickersham
Title:	Chairman of the Board and Chief Executive Officer

Pacific Stock Transfer Company

By:	/s/ Kevin Kopaunik
Name:	Kevin Kopaunik
Title:	CEO

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Exhibit A

VOID AFTER 5 P.M. PACIFIC TIME ON AUGUST 10, 2022

WARRANT TO PURCHASE COMMON STOCK

CUSIP: 277802 112

EASTSIDE DISTILLING, INC.

Each warrant to purchase common stock (“Warrant”) entitles the holder thereof to purchase from Eastside Distilling, Inc., a corporation incorporated under the laws of the State of Nevada (the “Company”), subject to the terms and conditions set forth hereinafter and in the Warrant Agreement between the Company and Pacific Stock Transfer Company dated August 10, 2017 (the “Warrant Agreement”), at any time after initial issuance and before 5:00 p.m. Pacific Time on August 10, 2022 (“Expiration Date”), one fully paid and non-assessable share of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) upon presentation and surrender of a Warrant Exercise Notice along with an electronic form of warrant ownership as referenced in Warrant Agreement, with the instructions for the registration and delivery of Common Stock filled in, at the stock transfer office located in Las Vegas, Nevada of Pacific Stock Transfer Company, Warrant Agent of the Company (“Warrant Agent”) or of its successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of the Exercise Price (as defined in the Warrant Agreement) and any applicable taxes paid in cash, by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. Each Warrant initially entitles the holder to purchase one share of Common Stock for $5.40 (120% of the public offering price of the Units). The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment in certain events, such as mergers, splits, stock dividends, reverse splits and the like, to prevent dilution. The Company may, in its sole discretion, (i) extend the Exercise Period and delay the Expiration Date by providing not less than 10 days’ prior notice, or (ii) lower the Exercise Price at any time prior to the Expiration Date for a period of not less than 20 days. Beginning November 8, 2017, outstanding Warrants may be redeemed at the option of the Company, in whole or in part on a pro-rata basis, by giving not less than 30 days’ prior notice as provided in Section 7(c) of the Warrant Agreement, which notice may not be given before, but may be given at any time after the date on which the closing price of the Company’s common stock on the principal exchange or trading facility on which it is then traded has equaled or exceeded $7.65 (170% of the public offering price of the Units) for five consecutive trading days. The Redemption Price (as defined in the Warrant Agreement) is $0.15 per Warrant. All Warrants not theretofore exercised or redeemed will expire on the Expiration Date.

This Warrant is subject to all of the terms, provisions and conditions of the Warrant Agreement, to all of which terms, provisions and conditions the registered holder of this Warrant consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrants. Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent or may be obtained upon written request addressed to the Company at Eastside Distilling, Inc., 2150 SE Hanna Harvester Drive, Portland, OR 97222, Attention: Chief Financial Officer.

Exhibit A to Warrant Agreement - Page 1

The Company shall not be required upon the exercise of the Warrants to issue fractions of Warrants, Common Stock or other securities, but shall make adjustment therefor as provided in the Warrant Agreement.

In certain cases, the sale of securities by the Company upon exercise of Warrants may violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use all commercially reasonable efforts to cause a registration statement to continue to be effective during the term of the Warrants with respect to such sales under the Securities Act of 1933, as amended, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. However, the Company will not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors, upon advice of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Warrants.

If the Warrants shall be exercised in part, the holder hereof shall be entitled to receive Warrants evidencing the number of Warrants not so exercised.

No holder of this Warrant, as such, shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose whatsoever, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or give or withhold consent to any corporate action (whether upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any merger, recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, conveyance or otherwise) or to receive notice of meetings or other actions affecting stockholders (except as provided in the Warrant Agreement) or to receive dividends or subscription rights or otherwise until the Warrants shall have been exercised, and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

Every holder of this Warrant by accepting the same consents and agrees with the Company, the Warrant Agent, and with every other holder of a Warrant that:

(a)       this Warrant is transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement, and

(b)       the Company and the Warrant Agent may deem and treat the person in whose name this Warrant is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants until any tax which may be payable in respect thereof by the holder of this Warrant pursuant to the Warrant Agreement shall have been paid, such tax being payable by the holder of this Warrant at the time of surrender.

Exhibit A to Warrant Agreement - Page 2

This Warrant shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent manually or by facsimile signature.

WITNESS the facsimile signatures of the proper officers of the Company and its corporate seal.

Dated:

EASTSIDE DISTILLING, INC.

CORPORATE

---------------------		---------------------
GROVER T. WICKERSHAM	SEAL	STEVEN SHUM
---------------------		---------------------
NEVADA

CHIEF EXECUTIVE OFFICER		CHIEF FINANCIAL OFFICER

Countersigned:

PACIFIC STOCK TRANSFER COMPANY

By:
Authorized Officer

Exhibit A to Warrant Agreement - Page 3

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	— as tenants in common
TEN ENT	— as tenants by the entireties
JT TEN	— as joint tenants with rights of survivorship and not as tenants in common
COM PROP	— as community property

UNIF GIFT MIN ACT	—		Custodian
		(Cust)		(minor)

under Uniform Gifts to Minors Act
(State)

UNIF TRF MIN ACT	—		Custodian
		(Cust)		(minor)

under Uniform Transfers to Minors Act
(State)

Exhibit A to Warrant Agreement - Page 4

FORM OF EXERCISE

(To be executed upon exercise of a Warrant)

To: Eastside Distilling, Inc.

The undersigned, pursuant to the provisions set forth in the within Warrant, hereby irrevocably elects to exercise the right of purchase represented thereby, and hereby agrees to subscribe for and to purchase shares of the Common Stock of Eastside Distilling, Inc. (“Common Shares”), as provided for therein, and tenders herewith payment of the purchase price in full in cash, by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check in the amount of $___________.

Please issue a certificate or certificates for such Common Shares in the name of the undersigned. If the number of Common Shares purchased hereby shall not be all the Common Shares purchasable under the within Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of the Common Shares purchasable thereunder.

Name:
(Please Print Name and Address)

Address:

Signature(s):

Note: This above signature(s) must correspond with the name on the face of this Warrant or with the name of the assignee appearing in the assignment form below.

Date:

Exhibit A to Warrant Agreement - Page 5

FORM OF ASSIGNMENT

(TO BE SIGNED ONLY UPON ASSIGNMENT)

FOR VALUE RECEIVED, the undersigned Registered Holder (_________________________)

(Please insert social security or other identification number of Registered Holder)

hereby sells, assigns and transfers unto

(Please Print Name and Address including Zip Code)

Warrants evidenced by the within Warrant, and irrevocably constitutes and appoints _________________________________________________ attorney to transfer this Warrant on the books of Eastside Distilling, Inc. with the full power of substitution in the premises.

Dated: ___________________________________________

Signature(s):

(Signature(s) must conform in all respects to the name of Registered Holder as specified on the face of this Warrant in every particular, without alteration or any change whatsoever, and the signature(s) must be guaranteed in the usual manner.)

Signature(s) Guaranteed:

The signature(s) should be guaranteed by an eligible institution (banks, stockbrokers, savings and loan association and credit unions with membership in an approved signature medallion program), pursuant to S.E.C. Rule 17Ad-15.

Exhibit B to Warrant Agreement - Page 6